Exhibit 99.1

Codexis Reports Second Quarter 2021 Financial Results

Record Product Revenue of $14.7M, up 227% YOY
Record Product Gross Margin of 71%
Company Raises Guidance for 2021 Total Revenue to $98 - 103 M and 2021 Product Revenue to $59 - 63 M

REDWOOD CITY Calif., August 5, 2021 — Codexis, Inc. (Nasdaq:CDXS), a leading enzyme engineering company enabling the promise of synthetic biology, today announced financial results for the second quarter ended June 30, 2021 and provided a business update.

“Codexis had an extraordinarily strong second quarter, with record product revenue that also drove our product gross margin to a new high,” said John Nicols, Codexis President and CEO. “Our Sustainable Manufacturing business showcased Codexis’ ability to translate our decades of R&D work designing high performance enzymes into impressive top line growth. We received a new order from a global pharmaceutical company for commercial-scale quantities of one of Codexis’ proprietary enzymes for delivery in the second half of 2021, which should culminate in the largest annual sales for a product in the Company’s history. In the second quarter, another facet of Codexis’ business model was highlighted by the receipt of a CodeEvolver® platform milestone payment from GlaxoSmithKline (GSK), our largest-ever backend license payment.

“Our Biotherapeutics business demonstrated its strategic value in Q2, with our partner Takeda expanding the collaboration to a fourth program. In addition to customer-driven projects, we are applying our R&D resources to advance Codexis’ self-funded programs further into development across all of our business segments, in order to capture even greater value in the future. This is a defining period of growth for Codexis, and we look forward to building upon this momentum as our proprietary platform and growing pipeline continue to deliver the promise of synthetic biology to improve the improve the health of people and the planet,” concluded Mr. Nicols.

Key Performance Indicators and Recent Business Highlights

•Product revenues increased 227% to $14.7 million in Q2’21, primarily driven by the sale of enzymes used to manufacture branded pharmaceutical products.

•Product gross margin climbed to 71% in Q2’21, driven by a shift in the sales mix to higher margin products.

•In the second quarter, Codexis had 22 customers who contributed over $100,000 in revenue, nine of which contributed over $1 million in revenue.

•In the Sustainable Manufacturing business, Codexis received a significant new order for commercial-scale quantities of a proprietary enzyme from an undisclosed global pharmaceutical company. The Company also earned a CodeEvolver® platform licensing milestone payment from GSK, related to the advancement of the commercialization of an enzyme, engineered by GSK, using CodeEvolver® to improve a key step in the manufacturing process for a currently undisclosed drug. In July, Codexis announced the completion of the technology transfer to Novartis Pharma AG for a non-exclusive license to the CodeEvolver® platform to develop novel performance enzymes for use in the manufacture of pharmaceutical products. In addition, last week the Company announced an expanded commercial supply agreement with Kalsec for an enzyme to sustainably produce their natural clean-label beverage ingredient.

•In the Life Science Tools market, the Company received an option payment on a program for an enzyme with an undisclosed partner. Customer interest in Codex® HiFi DNA polymerase and Codex® HiCap RNA polymerase remains strong. Codexis continues to drive both partnered and self-funded research and product development, notably making significant technical progress in its enzymatic DNA synthesis
Page | 1

collaboration with Molecular Assemblies, which is on track for the enzyme engineering to be completed in the second half of 2021.

•In the Biotherapeutics segment, Codexis’ pipeline continued to expand during the second quarter as Takeda exercised the option to expand its strategic collaboration for the discovery of additional transgenes for a lysosomal storage disorder gene therapy program. CDX-7108, partnered with Nestlé Health Sciences and targeting an undisclosed GI disorder, has now been filed for approvals with regulatory authorities outside the U.S. for its first clinical trial, which we expect to initiate around the turn of the year.

Pipeline Update

Codexis published its annual pipeline snapshot as of June 30, 2021, which is available on the Presentations page of the Company’s investor relations website. Highlights include:

•Total Number of Programs: The total number of commercial products and pipeline programs as of June 30, 2021 increased to 78 from 65 a year ago.

•Commercial Products by Market: Codexis had 17 commercial products as of June 30, 2021 (up from 14 a year ago), with 12 in Pharma Manufacturing (up from 11), and 5 in Food and Life Science Tools (up from 3).

•Pre-Commercial Products by Market: The Company had 61 pre-commercial programs as of June 30, 2021 (up from 51 a year ago), with 24 in late-stage Pharma Manufacturing (flat compared to a year ago); 19 in Life Science Tools, Food & Industrials (up from 13); and 18 in Biotherapeutics (up from 14).

•Partnered vs Self-Funded Programs: As of June 30, 2021, 45 of Codexis’ pre-commercial programs were partnered (up from 38 a year ago) and 16 were self-funded (up from 13).

Second Quarter 2021 Financial Highlights

•Total revenues for the second quarter 2021 were $25.5 million, an increase of 70% from $15.0 million in the second quarter 2020. On a segment basis, $21.6 million in revenue was from the Performance Enzymes segment and $3.9 million was from Biotherapeutics. Product revenues for the second quarter 2021 were $14.7 million compared to $4.5 million in the second quarter 2020; the increase was the result of higher sales of enzymes used to manufacture branded pharmaceutical products. R&D revenues were $10.7 million compared to $10.5 million last year.

•Product gross margin for the second quarter 2021 was 71% compared to 62% in the second quarter 2020. The increase was driven by increased sales of higher margin products.

•R&D expenses for the second quarter 2021 were $12.8 million compared to $10.9 million in the second quarter 2020. The increase was driven by higher compensation expenses driven primarily by higher headcount, higher expenses for outside services, cost of lab supplies and depreciation, partially offset by lower preclinical development and regulatory expenses.

•Selling, General & Administrative expenses for the second quarter 2021 were $12.8 million, compared to $8.5 million in the second quarter 2020. The increase was the result of higher expenses for compensation, primarily driven by higher headcount, and higher legal fees, partially offset by lower allocation expenses.

•The net loss for the second quarter 2021 was $4.3 million, or $0.07 per share, compared to $6.3 million, or $0.11 per share, for the second quarter 2020. As of June 30, 2021, the Company had $129.5 million in cash and cash equivalents.

Guidance
Page | 2

Codexis is raising its financial guidance issued on June 17, 2021, as follows:
•FY 2021 total revenues are expected to be in the range of $98 - $103 million; up from prior guidance of $89 to $93 million
•FY 2021 product revenues are expected to be in the range of $59 - $63 million; up from prior guidance of $45 to $48 million
•FY 2021 gross margin on product revenue is expected to be in the range of 65% - 68%; up from prior guidance of a range of 60% - 64%

Conference Call and Webcast
Codexis will hold a conference call and webcast today beginning at 4:30 p.m. ET. A live webcast and slide presentation to accompany the conference call will be available on the Investor section of Company website. The conference call dial-in numbers are 877-705-2976 for domestic callers and 201-689-8798 for international callers, and the passcode is 13721066.

A recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers. Please use the passcode 13721066 to access the recording. A webcast replay will be available on the Investors section of www.codexis.com for 30 days, beginning approximately two hours after the completion of the call.

About Codexis
Codexis is a leading enzyme engineering company leveraging its proprietary CodeEvolver® platform to discover and develop novel, high performance enzymes and novel biotherapeutics. Codexis enzymes have applications in the sustainable manufacturing of pharmaceuticals, food, and industrial products; the creation of the next generation of life science tools; and as biologic therapeutics and in gene therapy. The Company’s unique enzymes drive improvements such as reduced energy usage, waste generation and capital utilization, higher yields, higher fidelity diagnostics, and more efficacious therapeutics. Codexis enzymes enable the promise of synthetic biology to improve the health of people and the planet. For more information, visit www.codexis.com.

Forward-Looking Statements
To the extent that statements contained in this press release are not descriptions of historical facts regarding Codexis, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, among others: Codexis’ guidance on 2021 total revenues, product revenues and gross margin; prospects for product revenue growth in Codexis’ Sustainable Manufacturing business; Codexis’ expectations regarding record annual sales for a single proprietary Codexis enzyme; prospects for Codexis’ self-funded programs and Life Science Tools business and growth in its project pipeline and the anticipated initiation of a first clinical trial of CDX-7108. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include, among others: Codexis’ dependence on its licensees and collaborators; Codexis’ dependence on a limited number of products and customers and potential adverse effects to Codexis’ business if its customers’ products are not received well in the markets. Additional information about factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2021, and in Codexis’ Quarterly Report on Form 10-Q filed with the SEC on May 7, 2021, including under the caption “Risk Factors,” and in Codexis’ other periodic reports filed with the SEC. Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Relations Contact:
Argot Partners
Stephanie Marks/Carrie McKim
(212) 600-1902
Codexis@argotpartners.com

Financial Tables to Follow
Page | 3

Codexis, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Product revenue	$14,717	$4,504	$24,943	$9,604
Research and development revenue	10,736	10,463	18,542	20,033
Total revenues	25,453	14,967	43,485	29,637
Costs and operating expenses:
Cost of product revenue	4,318	1,699	8,536	4,240
Research and development	12,826	10,853	24,397	21,820
Selling, general and administrative	12,795	8,522	24,193	17,512
Total costs and operating expenses	29,939	21,074	57,126	43,572
Loss from operations	(4,486)	(6,107)	(13,641)	(13,935)
Interest income	206	57	382	323
Other income (expense), net	23	13	(63)	(72)
Loss before income taxes	(4,257)	(6,037)	(13,322)	(13,684)
Provision for income taxes	8	307	11	312
Net loss	$(4,265)	$(6,344)	$(13,333)	$(13,996)

Net loss per share, basic and diluted	$(0.07)	$(0.11)	$(0.21)	$(0.24)

Weighted average common stock shares used in computing net loss per share, basic and diluted	64,434	59,000	64,363	58,944

Page | 4

Codexis, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$129,506	$149,117
Restricted cash, current	585	638
Investment in non-marketable debt security	1,289	1,000
Financial assets:
Accounts receivable	19,488	13,894
Contract assets	4,528	4,526
Unbilled receivables	12,417	10,942
Total financial assets	36,433	29,362
Less: allowances	(74)	(74)
Total financial assets, net	36,359	29,288
Inventories	1,078	964
Prepaid expenses and other current assets	3,578	3,416
Total current assets	172,395	184,423
Restricted cash	1,519	1,062
Investment in non-marketable equity securities	3,430	1,450
Right-of-use assets - Operating leases, net	20,124	21,382
Right-of-use assets - Finance leases, net	68	119
Property and equipment, net	11,232	9,675
Goodwill	3,241	3,241
Other non-current assets	301	294
Total assets	$212,310	$221,646

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,164	$2,970
Accrued compensation	6,859	7,288
Other accrued liabilities	9,082	10,272
Current portion of lease obligations - Operating leases	2,672	2,627
Deferred revenue	2,313	1,824
Total current liabilities	24,090	24,981
Deferred revenue, net of current portion	3,166	2,967
Long-term lease obligations - Operating leases	20,992	22,324
Other long-term liabilities	1,289	1,271
Total liabilities	49,537	51,543

Stockholders' equity:
Common stock	6	6
Additional paid-in capital	542,519	536,516
Accumulated deficit	(379,752)	(366,419)
Total stockholders' equity	162,773	170,103
Total liabilities and stockholders' equity	$212,310	$221,646

Page | 5

Codexis, Inc.
Segmented Information
(Unaudited)
(In Thousands)

	Three months ended June 30, 2021			Three months ended June 30, 2020
	Performance Enzymes	Novel Biotherapeutics	Total	Performance Enzymes	Novel Biotherapeutics	Total
Revenues:
Product revenue	$14,717	$—	$14,717	$4,504	$—	$4,504
Research and development revenue	6,868	3,868	10,736	3,002	7,461	10,463
Total revenues	21,585	3,868	25,453	7,506	7,461	14,967
Costs and operating expenses:
Cost of product revenue	4,318	—	4,318	1,699	—	1,699
Research and development (1)	5,057	7,194	12,251	4,997	5,490	10,487
Selling, general and administrative(1)	3,170	620	3,790	2,375	621	2,996
Total segment costs and operating expenses	12,545	7,814	20,359	9,071	6,111	15,182
Income (loss) from operations	$9,040	$(3,946)	5,094	$(1,565)	$1,350	(215)
Corporate costs (2)			(8,610)			(5,316)
Unallocated depreciation and amortization			(741)			(506)
Loss before income taxes			$(4,257)			$(6,037)

(1) Research and development expenses and selling, general and administrative expenses exclude depreciation and amortization of finance leases.
(2) Corporate costs include unallocated selling, general and administrative expense, interest income, and other income (expense), net.

	Six months ended June 30, 2021			Six months ended June 30, 2020
	Performance Enzymes	Novel Biotherapeutics	Total	Performance Enzymes	Novel Biotherapeutics	Total
Revenues:
Product revenue	$24,943	$—	$24,943	$9,604	$—	$9,604
Research and development revenue	10,872	7,670	18,542	8,775	11,258	20,033
Total revenues	35,815	7,670	43,485	18,379	11,258	29,637
Costs and operating expenses:
Cost of product revenue	8,536	—	8,536	4,240	—	4,240
Research and development (1)	11,502	11,799	23,301	10,693	10,415	21,108
Selling, general and administrative(1)	5,988	1,221	7,209	4,720	1,213	5,933
Total segment costs and operating expenses	26,026	13,020	39,046	19,653	11,628	31,281
Income (loss) from operations	$9,789	$(5,350)	4,439	$(1,274)	$(370)	(1,644)
Corporate costs (2)			(16,335)			(11,042)
Unallocated depreciation and amortization			(1,426)			(998)
Loss before income taxes			$(13,322)			$(13,684)

(1) Research and development expenses and selling, general and administrative expenses exclude depreciation and amortization of finance leases.
(2) Corporate costs include unallocated selling, general and administrative expense, interest income, and other income (expense), net.

###
Page | 6